UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	98-0448205
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2150 St. Elzéar Blvd. West

Laval, Quebec

Canada, H7L 4A8

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares, no par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

EXPLANATORY NOTE

On August 9, 2013, Valeant Pharmaceuticals International, Inc. (the “Company”) announced the completion of its corporate jurisdiction continuation into British Columbia under the British Columbia Business Corporations Act (“BCBCA”) and receipt of a Certificate of Continuation effective August 9, 2013. The Company’s shareholders approved the continuance by special resolution at our Annual Meeting of Shareholders on May 21, 2013. Previously, the Company was governed by the provisions of the Canada Business Corporations Act. As a British Columbia company, the Company’s “Articles of Amalgamation” were replaced with a “Notice of Articles” in accordance with the requirements of the BCBCA. Additionally, the Company’s former “By-laws” were replaced with “Articles” under the BCBCA. As a result of the continuance, the “Notice of Articles”, “Articles” and the BCBCA govern the rights of holders of our Common Shares. Items 1 and 2 of the Company’s Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on December 10, 1996, as amended by the Company’s Registration Statement on Form 8-A/A, filed with the Securities and Exchange Commission on June 5, 2000, are hereby amended to read in their entirety as set forth below.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The authorized share structure of the Company consists of an unlimited number of Common Shares with no par value. This section describes the terms of our Common Shares. The following description is only a summary and is qualified in its entirety by reference to applicable law and the Company’s Notice of Articles and Articles.

Dividends

Subject to any preference as to the payment of dividends provided to any shares ranking in priority to the Common Shares, the holders of Common Shares shall, except as otherwise hereinafter provided, be entitled to participate equally with each other as to dividends and the Company shall pay dividends thereon, as and when declared by the board of directors of the Company out of moneys properly applicable to the payment of dividends, in amounts per share and at the same time on all such Common Shares at the time outstanding as the board of directors may from time to time determine. While our board of directors will review our dividend policy from time to time, we currently do not intend to pay any cash dividends in the foreseeable future on our Common Shares.

Voting

The holders of the Common Shares shall be entitled to receive notice of and attend (in person or by proxy) and be heard at all general meetings of the shareholders of the Company (other than separate meetings of the holders of shares of any other class of shares of the Company or any series of shares of such other class of shares) and to vote at all such general meetings with each holder of Common Shares being entitled to one vote per Common Share held at all such meetings.

Liquidation, Dissolution and Winding Up

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, all of the property and assets of the Company which remain after payment to the holders of any shares ranking in priority to the

Common Shares in respect of payment upon liquidation, dissolution or winding-up of all amounts attributed and properly payable to such holders of such other shares in the event of such liquidation, dissolution, winding-up or distribution, shall be paid or distributed equally, share for share, to the holders of the Common Shares without preference or distinction.

Other Rights

The holders of our Common Shares do not have any pre-emptive, subscription or redemption rights.

Item 2.	Exhibits

Exhibit No.	Description

3.1	Certificate of Continuation, dated August 9, 2013, originally filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 13, 2013, which is incorporated by reference herein.

3.2	Notice of Articles of Valeant Pharmaceuticals International, Inc., dated August 9, 2013, originally filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on August 13, 2013, which is incorporated by reference herein.

3.3	Articles of Valeant Pharmaceuticals International, Inc., dated August 8, 2013, originally filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on August 13, 2013, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Robert Chai-Onn
Name:	Robert Chai-Onn
Title:	Executive Vice President, General Counsel and Chief Legal Officer, Head of Corporate and Business Development

Date: May 20, 2014

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Continuation, dated August 9, 2013, originally filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 13, 2013, which is incorporated by reference herein.

3.2	Notice of Articles of Valeant Pharmaceuticals International, Inc., dated August 9, 2013, originally filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on August 13, 2013, which is incorporated by reference herein.

3.3	Articles of Valeant Pharmaceuticals International, Inc., dated August 8, 2013, originally filed as Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on August 13, 2013, which is incorporated by reference herein.

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